SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:


[_] Preliminary Proxy Statement

[_] Confidential, For Use Of The
    Commission Only (As Permitted By
    Rule 14A-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                             ADVENT SOFTWARE, INC.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)



             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                              ADVENT SOFTWARE, INC.
                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held on May 3, 2001


TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Advent Software, Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 3, 2001 at 10:00 a.m., local time, at its corporate offices, located at 301 Brannan Street, San Francisco, California 94107, for the following purposes:

1. To elect directors to serve for the ensuing year and until their successors are duly elected and qualified.

2. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the fiscal year ending December 31, 2001.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on March 8, 2001 are entitled to notice of and to vote at the Annual Meeting.

     All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.



                                                   Irv H. Lichtenwald
                                                   Secretary

San Francisco, California
March 26, 2001


================================================================================
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.
================================================================================

                              ADVENT SOFTWARE, INC.
                                ----------------
                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                ----------------
                               PROCEDURAL MATTERS

GENERAL

     The enclosed Proxy is solicited on behalf of Advent Software, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on Thursday, May 3, 2001 at 10:00 a.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.

     The Annual Meeting will be held at the Company's corporate offices at 301 Brannan Street, San Francisco, California 94107. The Company's telephone number is (415) 543-7696.

     These proxy solicitation materials were mailed on or about March 26, 2001, together with the Company's 2000 Annual Report to Stockholders, to all stockholders entitled to vote at the meeting.

     Advent's Board of Directors approved a three-for-two stock split of the Company's Common Stock paid in August 1999 and a two-for-one stock split of the Company's Common Stock paid in March 2000. Both stock splits were effected as a stock dividend. All shares and per share data in this proxy statement have been adjusted to reflect both stock dividends.

RECORD DATE

     Stockholders of record at the close of business on March 8, 2001 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, approximately 30.8 million shares of the Company's common stock, $.01 par value (the "Common Stock"), were issued and outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of the Company's Common Stock, see "Beneficial Security Ownership of Management and Certain Beneficial Owners."

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company at the Company's corporate offices a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

     Each stockholder is entitled to one vote for each share of Common Stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

     The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, letter, electronic mail, or facsimile.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The presence, in person or by proxy, of the holders of a majority of the shares entitled to be voted at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. A plurality of the votes duly cast is required for the election of directors. The affirmative vote of a majority of the votes duly cast is required to ratify the appointment of auditors.

     Under the General Corporation Law of the State of Delaware, an abstaining vote and broker "non-vote" are counted as present and entitled to vote and are, therefore, included for the purposes of determining whether a quorum of shares is present at a meeting. Neither abstentions nor broker "non-votes" effect the election of directors as the votes required is a plurality of the votes duly cast. Abstaining votes and broker "non-votes" are not deemed to be "votes cast." As a result, while abstentions are deemed to be "votes cast" and will have the effect of votes in opposition of any given proposal, broker "non-votes" are not included in the tabulation of the voting results on issues requiring the approval of a majority of the votes cast. They therefore do not have the effect of votes in opposition in such tabulations.

     A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 2002 Annual Meeting of Stockholders must be received by the Company at its corporate offices no later than December 4, 2001 in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS
NOMINEES

     The Company's Bylaws authorize a Board of six directors. A board of six directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's six nominees named below. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

     The name of and certain information regarding each nominee are set forth below.

       NAME             AGE(1)           PRINCIPAL OCCUPATION
---------------------   ------  ------------------------------------------
Stephanie G. DiMarco....  43    Chairman of the Board
Peter M. Caswell........  44    President and Chief Executive Officer
Frank H. Robinson.......  57    Management Consultant
Wendell G. Van Auken....  56    General Partner, Mayfield Fund
William F. Zuendt.......  54    President and Chief Operating Officer (Retired),
                                  Wells Fargo and Company
Monte Zweben............  37    Chief Executive Officer, Blue Martini Software

(1)  As of the record date, March 8, 2001

     Ms. DiMarco founded Advent in June 1983. She became Chairman of the Board in November 1995. In addition, she served as President until April 1997 and Chief Executive Officer until November 1999. Ms. DiMarco holds a B.S. in Business Administration from the University of California at Berkeley.

     Mr. Caswell joined Advent in December 1993 as Vice President, Sales and Professional Services. In 1996 Mr. Caswell took on responsibility for Advent's marketing efforts and was promoted to Senior Vice President. In April 1997, Mr. Caswell became President and Chief Operating Officer. In November 1999 Mr. Caswell was promoted to President and Chief Executive Officer and elected to our Board of Directors. Prior to joining Advent, Mr. Caswell held various management positions, including Vice President and General Manager, Western Region, with Dun & Bradstreet Software Services, Inc. and its predecessor, Management Science America, Inc., a supplier of computer software for finance, marketing, manufacturing and human resource functions. Mr. Caswell holds a diploma in Management Studies (M.B.A. equivalent) and a Higher National Diploma in Agriculture (B.S. equivalent) from Seale Hayne College in England.

     Mr. Robinson has been a director of Advent since February 1985. Since 1982, Mr. Robinson has been a management consultant specializing in the development of technology-based products and services. Mr. Robinson holds an M.B.A. and a B.A. in Physics from the State University of New York at Buffalo.

     Mr. Van Auken has been a director of Advent since September 1995. Mr. Van Auken has been a general partner of Mayfield Fund, a venture capital firm, since October 1986. Mr. Van Auken holds an M.B.A. from Stanford University and a B.E.E. from Rensselaer Polytechnic Institute. Mr. Van Auken is a director of Netcentives Inc., a provider of Internet loyalty and direct marketing solutions, and Montgomery Street Income Securities, Inc., an investment company.

     Mr. Zuendt became a director in August 1997. Mr. Zuendt retired as President and Chief Operating Officer of Wells Fargo & Company and its principal subsidiary, Wells Fargo Bank, in 1997. Mr. Zuendt joined Wells Fargo in 1973 with responsibility for its computer systems and operations. Throughout the 1980's he directed Wells Fargo's retail banking business and was elected President in 1994. Mr. Zuendt earned an M.B.A degree from Stanford University and a B.S. degree in mathematics from Rensselaer Polytechnic Institute. Mr. Zuendt is a director of 3Com Corporation, a global data networking company; Blue Martini Software, a leading provider of Internet-based business applications; and Be, Inc., a software platform provider for media rich Internet appliance applications.

     Mr. Zweben became a director in November 1997. He has been Chief Executive Officer of Blue Martini Software, a leading provider of Internet-based business applications, since June 1998. Prior to founding Blue Martini Software in 1998, Mr. Zweben was Vice President and General Manager of PeopleSoft's Manufacturing Industry Unit. Mr. Zweben co-founded Red Pepper Software in 1992 and served as Chief Executive Officer, President and Chairman until its merger with PeopleSoft in December 1996. Mr. Zweben received a M.S. degree in Computer Science from Stanford University and a B.S. in Computer Science and Industrial Management at Carnegie-Mellon University.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors held a total of six meetings (including regularly scheduled and special meetings) during fiscal 2000. No incumbent director during the last fiscal year, while a member of the Board of Directors, attended fewer than 75% of (i) the total number of meetings of the Board of Directors or (ii) the total number of meetings held by all committees on which such director served.

     The Board of Directors of the Company has two standing committees: an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

     The Audit Committee, which currently consists of Messrs. Van Auken, Zuendt and Zweben, is responsible for assisting the Board of Directors in monitoring
(i) the integrity of the financial statements of the Company, (ii) the compliance by the Company with legal and regulatory requirements and (iii) the independence and performance of the Company's external auditors. The Audit Committee held one meeting during fiscal 2000.

     The Compensation Committee, which currently consists of Messrs. Robinson and Van Auken, is responsible for (i) reviewing and approving the compensation and benefits for the Company's officers and other employees, (ii) administering the Company's stock purchase and stock option plans, and (iii) making recommendations to the Board of Directors regarding such matters. The Compensation Committee held one meeting during fiscal 2000.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company do not receive additional compensation for their services as directors of the Company. However, nonemployee members of the Board of Directors receive an annual cash retainer of $5,000 and $1,250 for attendance at each meeting of the Board of Directors or any committee thereof.

     In addition, nonemployee directors participate in the Company's 1995 Director Option Plan (the "Director Plan"). The Director Plan was approved by the Board in October 1995 and was ratified by stockholders in November 1995, at which time a total of 225,000 shares of Common Stock were reserved for issuance thereunder. The Director Plan was amended in May 2000 to provide for an additional 200,000 shares of Common stock to be reserved for issuance thereunder. As of March 8, 2001, there were 194,000 options outstanding under the Director Plan. The Director Plan became effective on the date of the Company's initial public offering on November 15, 1995, and is currently administered by the Board of Directors. Under the Director Plan, each nonemployee director is automatically granted a non-qualified option to purchase 30,000 shares on the date upon which such person first becomes a director (the "Initial Option") with an exercise price equal to the fair market value of the Company's Common Stock as of the date of grant. Thereafter, each nonemployee director is automatically granted an option to purchase 6,000 shares of Common Stock on December 1st of each year, except in the year the Director Plan was adopted (a "Subsequent Option"), provided he or she has served as a director for at least six months as of such date.

     Options granted under the Director Plan have a term of ten years unless terminated sooner upon termination of the optionee's status as a director or otherwise pursuant to the Director Plan. Such options are transferable by the optionee only in certain limited circumstances and each option is exercisable during the lifetime of the director only by such director or a permitted transferee. Initial Options granted under the Director Plan vest as to one-fifth (1/5) of the shares on the first anniversary date of grant and, as to the remaining shares, ratably each month over the ensuing four years. Subsequent Options begin to vest on the fourth anniversary of the date of grant and vest ratably each month over the next 12 month period. The Director Plan is designed to work automatically, without administration; however, to the extent administration is necessary, the Director Plan has been structured so that options granted to nonemployee directors who administer the Company's other employee benefit plans shall qualify as transactions exempt from Section 16(b) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to Rule 16b-3 promulgated thereunder.

REQUIRED VOTE

     The six nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors, whether or not such affirmative votes constitute a majority of the shares voted. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no legal effect under Delaware law.

         MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES LISTED ABOVE.


                                 PROPOSAL NO. 2

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected PricewaterhouseCoopers LLP, independent accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2001. PricewaterhouseCoopers LLP has audited the Company's financial statements since 1989. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting and will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

        FEES TO ACCOUNTANTS FOR SERVICES RENDERED DURING FISCAL YEAR 2000

AUDIT FEES:
Audit fees billed to the Company by PricewaterhouseCoopers LLP during the Company's 2000 fiscal year for the audit of the Company's annual financial statements incorporated by reference on Form 10-k and the review of the Company's financial statements included in the Company's quarterly reports on Form 10-Q totaled $135,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES:
The Company did not engage PricewaterhouseCoopers LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2000.

ALL OTHER FEES:
Fees billed to the Company by PricewaterhouseCoopers LLP during the Company's 2000 fiscal year for all other non-audit services rendered to the Company, including tax related services totaled $146,794.

REQUIRED VOTE

     Stockholder ratification of the selection of PricewatehouseCoopers LLP as the Company's independent public accountants is not required by the Company's Bylaws, or other applicable legal requirement. However, as a matter of good corporate practice, the Board of Directors has conditioned its appointment of the Company's independent accountants upon the receipt of the affirmative vote of a majority of the shares represented, in person or by proxy, and voting at the Annual Meeting, which shares voting affirmatively also constitute at least a majority of the required quorum. In the event that the stockholders do not approve the selection of PricewaterhouseCoopers LLP, the appointment of the independent accountants will be reconsidered by the Audit Committee and the Board of Directors. Even if the selection is ratified, the Board at its discretion and at the direction of the Audit Committee may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP, AS INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR ENDING DECEMBER 31, 2001.

                   BENEFICIAL SECURITY OWNERSHIP OF MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth the beneficial ownership of Common Stock of the Company as of March 8, 2001 for the following: (i) each person or entity who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock; (ii) each of the Company's directors;
(iii) the Company's Chief Executive Officer and each of the officers ("Named Officers") named in the Summary Compensation Table on page 10 hereof; and (iv) all directors and executive officers of the Company as a group.

                                                       Shares       Percentage
                                                    Beneficially   Beneficially
      5% Stockholders, Directors and Officers         Owned(1)      Owned (1)
--------------------------------------------------  ------------   ------------
5% Stockholders
DiMarco/Harleen Revocable Trust(3)..................   2,407,062          7.7
   c/o Advent Software, Inc.
   301 Brannan Street
   San Francisco, CA 94107
Pilgrim Baxter & Associates, Ltd.(2)................   2,086,400          6.8
     825 Duportail Road
     Wayne, PA 19087
Scudder Kemper Investments, Inc.(2).................   2,048,500          6.7
   345 Park Avenue
   New York, NY 10154


Directors and Named Officers
Frank H. Robinson(4)................................      75,501          *
Wendell G. Van Auken(5).............................      64,498          *
Monte Zweben (6)....................................      20,500          *
William F. Zuendt (7)...............................      29,500          *
Stephanie G. DiMarco(3).............................   2,407,062          7.7
Peter M. Caswell(8).................................     488,834          1.6
Melanie K. Cary(9)..................................     120,797          *
Lily S. Chang(10)...................................     361,418          1.2
Irv H. Lichtenwald(11)..............................      47,151          *
Armistead D. Puryear (12)...........................      21,503          *

All directors and executive officers as a group
   (11 persons)(13).................................   3,784,059         11.8
------------------------
*     Less than 1%
(1) The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission (the "SEC"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty days of March 8, 2001 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers) with respect to the shares shown as beneficially owned.
(2) This information was obtained from filings made with the SEC pursuant to Sections 13(d) or 13(g) of the Exchange Act.
(3) Ms. DiMarco is also Chairman of the Board of the Company. Share amounts include 1,728,562 shares held by the DiMarco/Harleen
      Revocable Living Trust, 294,500 shares held by the DiMarco/Harleen Charitable Remainder Trust and 1,500 shares held by the DiMarco/Harleen Children's Trust as to which Ms. DiMarco shares voting and dispositive power. In addition, includes options to purchase 382,500 shares of Common Stock exercisable within 60 days of March 8, 2001.
(4) Includes options to purchase 32,501 shares of Common Stock exercisable within sixty days of March 8, 2001.
(5) Includes options to purchase 10,500 shares of Common Stock exercisable within sixty days of March 8, 2001.
(6) Includes options to purchase 20,500 shares of Common Stock exercisable within sixty days of March 8, 2001.
(7) Includes options to purchase 20,500 shares of Common Stock exercisable within sixty days of March 8, 2001.
(8) Includes 6,000 shares held under a trust for his children. Includes options to purchase 391,572 shares of Common Stock exercisable within sixty days of March 8, 2001.
(9) Includes options to purchase 75,797 shares of Common Stock exercisable within sixty days of March 8, 2001.

(10) Share amount includes 5,000 shares held by the Lily S. Chang Charitable Remainder Trust. Includes options to purchase 124,751 shares of Common Stock exercisable within sixty days of March 8, 2001.
(11) Includes options to purchase 12,251 shares of Common Stock exercisable within sixty days of March 8, 2001.
(12) Includes options to purchase 21,503 shares of Common Stock exercisable within sixty days of March 8, 2001.
(13) Includes options held by executive officers and directors of the Company to purchase 1,216,484 shares of Common Stock exercisable within sixty days of March 8, 2001.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish the Company with copies of all such forms that they file.

     Based solely on its review of the copies of such forms received by the Company, or written representations from certain reporting persons that all Forms 5 required for such persons were filed, the Company believes that during fiscal 2000 all Section 16(a) filing requirements applicable to its officers, directors and ten-percent stockholders were complied with.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee was formed in October 1995 and is currently composed of Messrs. Robinson and Van Auken. No interlocking relationship exists between any member of the Company's Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other Company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of the Company or its subsidiaries.

     During 1998 and 2000, Mr. Frank H. Robinson, a director of the Company, served as a consultant to the Company and was paid $890 and $41,065, respectively, in consulting fees for his services. No consulting services were performed by him in 1999.

     The Company has entered into indemnification agreements with each of its directors and officers. Such agreements require the Company to indemnify such individuals to the fullest extent permitted by law.

                         EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table shows, as to the Chief Executive Officer and each of the four other most highly compensated executive officers whose salary plus bonus exceeded $100,000 during the last fiscal year, information concerning compensation paid for services to the Company in all capacities during the last three fiscal years.

                                                                                             Long-Term
                                                                                            Compensation
                                                          Annual Compensation                 Awards
                                                    ----------------------------------        --------
                                                                               Other
                                                                               Annual        Securities
                                                                           Compensation      Underlying      All Other
    Name and Principal Position        Year     Salary($)    Bonus($)(1)         ($)          Options (#)    Compensation
                                                                                                                ($)(2)

   Peter M. Caswell..................   2000   $  285,246    $   50,000     $       -                -     $    19,980
   Chief  Executive   Officer  and      1999      305,909        50,000             -          100,000          12,036
   President                            1998      300,000        50,000             -                -           8,074
----------------------------------- --------- ------------- ------------- ---------------- --------------- ---------------
Melanie K. Cary...................      2000      248,549       102,276(3)     66,985(4)             -          26,766
    Senior Vice President,              1999      215,000        93,868(3)     99,383(4)        60,000          20,691
    Professional   Services  and        1998      173,750        90,215(3)     53,091(4)        30,002          17,808
    Product Management
----------------------------------- --------- ------------- ------------- ---------------- --------------- ---------------
Lily S. Chang.....................      2000      285,246             -             -                -          12,901
    Executive  Vice  President and      1999      305,909             -             -          202,500          10,549
    Chief Technology Officer            1998      300,000             -             -                -           2,821
----------------------------------- --------- ------------- ------------- ---------------- --------------- ---------------
Irv H. Lichtenwald................      2000      285,246             -             -                -          16,577
    Executive   Vice    President,      1999      305,909             -             -          150,000           9,782
    Chief  Financial  Officer  and      1998      300,000             -             -                -           4,671
    Secretary
----------------------------------- --------- ------------- ------------- ---------------- --------------- ---------------
Armistead D. Puryear..............      2000      200,000       171,192(5)          -           60,000          17,348
    Senior Vice President, Sales        1999      175,000       115,397(5)          -                -          12,691
                                        1998      162,500       126,318(5)          -          120,000           7,239
-------------------------

(1) Includes bonuses earned or accrued with respect to services rendered in the fiscal year indicated, whether or not such bonus was actually paid during such fiscal year.
(2) Includes contributions made by the Company pursuant to the 401(k) Plan, premiums paid for life insurance where the Company is not the beneficiary, and amounts paid for health care and parking benefits.
(3) Bonus includes sales commissions earned of $74,951, $88,228 and $83,333 earned for 1998, 1999 and 2000, respectively.
(4)  Represents relocation allowance and payment of related taxes.
(5) Bonus includes sales commissions earned of $121,054, $109,756 and $171,192 earned for 1998, 1999 and 2000, respectively.

                              CERTAIN TRANSACTIONS

     In April 1997 the Board of Directors of the Company approved and issued a $200,000 loan to Peter Caswell, President, Chief Executive Officer and Director of the Company, secured by Mr. Caswell's stock and options in the Company. The largest amount outstanding in 2000 was $100,000, plus accrued interest. In February 2000, the Board forgave $50,000 of the debt based upon Mr. Caswell's meeting certain performance goals, and the total amount currently outstanding is $50,000 and $44,805 in interest. The loan is due April 2001, or upon termination of Mr. Caswell's employment with the Company if earlier, and accrues interest at a annual rate of 8%.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows, as to each of the officers named in the Summary Compensation Table, information concerning stock options granted during the fiscal year ended December 31, 2000.

                          OPTION GRANTS IN FISCAL 2000

                                                   Individual Grants
                               ---------------------------------------------------------
                               Number of      Percent of                                      Potential Realizable Value
                               Securities    Total Options                                    at Assumed Annual Rates of
                               Underlying     Granted to                                     Stock Price Appreciation for
                                Options      Employees in      Exercise       Expiration            Option Term(4)
           Name                Granted(1)    Fiscal Year(2)      Price          Date(3)            5%             10%
---------------------------    ----------    --------------    ---------      ----------     -----------       -----------
Peter M. Caswell...........            -             -             -              -                    -                -
Melanie K. Cary............            -             -             -              -                    -                -
Lily S. Chang..............            -             -             -              -                    -                -
Irv H. Lichtenwald.........            -             -             -              -                    -                -
Armistead D. Puryear.......       60,000             5.1          52.50         5/4/10         1,981,350        5,021,100
-------------------------

(1) All options in this table were granted under the 1992 Stock Option Plan and have exercise prices equal to the fair market value on the date of grant. All such options have ten-year terms and vest monthly over a five-year period.
(2) The Company granted options to purchase 1,174,200 shares of Common Stock to employees in fiscal 2000.
(3) Options may terminate before their expiration upon the termination of optionee's status as an employee or consultant, the optionee's death or an acquisition of the Company.
(4) Potential realizable value assumes that the stock price increases from the exercise price from the date of grant until the end of the option term (10 years) at the annual rate specified (5% and 10%). Annual compounding results in total appreciation of approximately 62.9% (at 5% per year) and 159.4% (at 10% per year). The assumed annual rates of appreciation are specified in SEC rules and do not represent the Company's estimate or projection of future stock price growth. The Company does not necessarily agree that this method can properly determine the value of an option.


OPTION EXERCISES AND HOLDINGS

     The following table sets forth, for each of the officers in the Summary Compensation Table, certain information concerning stock options exercised during fiscal 2000, and the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2000. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company's Common Stock as of December 31, 2000.


                            AGGREGATED OPTION EXERCISES IN FISCAL 2000 AND FISCAL 2000 YEAR-END OPTION VALUES

                                                                 Number of Securities            Value of Unexercised
                                 Shares                         Underlying Unexercised         In-the-Money Options at
                              Acquired on        Value        Options at Fiscal Year End        Fiscal Year End($)(1)
           Name               Exercise(#)     Realized($)    Exercisable    Unexercisable    Exercisable    Unexercisable
---------------------------   ------------    -----------    -------------  --------------   -------------  --------------
Peter M. Caswell...........      84,000       $3,380,307           418,905         198,833      13,593,563       5,263,509
Melanie K. Cary............      43,571        1,841,274            71,008         127,251       2,242,815       2,985,917
Lily S. Chang..............      40,500        1,845,174           102,876         161,126       2,414,934       3,294,906
Irv H. Lichtenwald.........     106,000        3,636,204             4,251         119,751         102,262       2,462,804
Armistead D. Puryear.......      35,202        1,750,653            19,628         145,376         392,545       2,871,099
-------------------------

(1) Market value of underlying securities based on the closing price of Company's Common Stock on December 29, 2000 (the last trading day of fiscal
     2000) on the Nasdaq National Market of $40.0625 minus the exercise price.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee of the Board of Directors (the "Committee") consists of directors Frank H. Robinson and Wendell G. Van Auken, neither of whom is an employee or officer of the Company. The Committee sets policy and administers the Company's cash and equity incentive programs for the purpose of attracting and retaining highly skilled executives who will promote the Company's business goals and build long-term stockholder value. The Committee is also responsible for reviewing and making recommendations to the Board of Directors regarding all forms of compensation to be provided to the executive officers and directors of the Company, including stock compensation and loans, and all bonus and stock compensation to all employees.

     To the extent appropriate, the Company intends to take the necessary steps to conform its compensation practices to comply with the $1 million compensation deduction cap under Section 162(m) of the Internal Revenue Code of 1986, as amended.

COMPENSATION PHILOSOPHY AND POLICIES

     The policy of the Committee is to attract and retain key personnel through the payment of competitive base salaries and to encourage and reward performance through bonuses and stock ownership. The Committee's objectives are to:

o ensure that the executive team has clear goals and accountability with respect to corporate performance;

o establish pay opportunities that are competitive based on prevailing practices for the industry, the stage of growth, and the labor markets in which the Company operates;

o independently assess operating results on a regular basis in light of expected Company performance; and

o align pay incentives with the long-term interests of the Company's stockholders.

ELEMENTS OF COMPENSATION

     Compensation for officers and key employees includes both cash and equity elements.

     Cash compensation consists of base salary, which is determined by the level of responsibility, expertise and experience of the employee, and competitive conditions in the industry. The Committee believes that the salaries of its officers fall within the software industry norm. In addition, cash bonuses may be awarded to officers and other key employees. Compensation of sales personnel also includes sales commissions tied to annual and quarterly targets.

     Ownership of the Company's Common Stock is a key element of executive compensation. Officers and other employees of the Company are eligible to participate in the 1992 Stock Plan (the "Option Plan") and the 1995 Employee Stock Purchase Plan (the "Purchase Plan"), which were adopted prior to the Company's initial public offering in November 1995. The Option Plan permits the Board of Directors or the Committee to grant stock options to employees on such terms as the Board or the Committee may determine. The Committee has the sole authority to grant stock options to executive officers of the Company and currently administers stock option grants to employees. In determining the size of a stock option grant to a new officer or other key employee, the Committee takes into account equity participation by comparable employees within the
Company,   external  competitive   circumstances
and other relevant factors. Additional options may be granted to current employees to reward exceptional performance or to provide additional unvested equity incentives. The Purchase Plan permits employees to acquire Common Stock of the Company through payroll deductions and promotes broad-based equity participation throughout the Company. The Committee believes that such stock plans align the interests of the employees with the long-term interests of the stockholders.

     The Company  also  maintains a 401(k) Plan to provide  retirement  benefits through tax deferred salary deductions for all its employees. Employee contributions, limited to 15% of compensation up to $10,500, are matched 50% by the Company, up to 6% of employee compensation. In addition to the employer matching contribution, Advent may make a profit sharing contribution to the 401(k) Plan at the discretion of the Board of Directors.

2000 EXECUTIVE COMPENSATION

     Executive compensation for 2000 included base salary, cash and equity-based incentive compensation and, in the case of sales executives, sales commissions. Cash incentive compensation is designed to motivate executives to attain corporate, business unit and individual goals. The Company's policy is to have a significant portion of an executive's total compensation at risk based on the Company's overall performance. Executive officers, like other employees, were eligible for option grants under the Option Plan.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Compensation for the Chief Executive Officer is determined by a process similar to that discussed above for executive officers. The Chief Executive Officer's target base pay level has been analyzed using data for comparable software companies. Mr. Caswell receives no other material compensation or benefits not provided to all executive officers, except for the loan previously referred to under "Certain Transactions."

     The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the tax deductibility of cash compensation paid to individual executive officers to $1 million per officer. The cash compensation to be paid to the Company's executive officers in fiscal 2000 is not expected to exceed the $1 million limit per individual officer.


                           COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS


                           Frank H. Robinson
                           Wendell G. Van Auken

THE FOREGOING COMPENSATION COMMITTEE REPORT SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE FILED WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee of the Board of Directors (the "Audit Committee") is responsible for assisting the Board in monitoring the integrity of the financial statements of the Company, the compliance of the Company with legal and regulatory requirements and the independence and performance of the Company's external auditors. The Audit Committee consists of three independent directors, Wendell G. Van Auken, William F. Zuendt and Monte Zweben, appointed by the Board, who, in the opinion of the Board, meet the independence and experience requirements of the Securities and Exchange Commission. The Audit Committee is governed by a written charter adopted and approved by the Board, a copy of which is attached to this Proxy Statement as Appendix A.

     The responsibilities of the Audit Committee include recommending to the Board an accounting firm to serve as the Company's independent auditor. The Audit Committee also, as appropriate, reviews, discusses and consults with Company management and the independent auditor regarding the following:

o the plan for, and the independent auditor's report on, each audit of the Company's financial statements

o the Company's financial disclosure documents, including all financial statements and reports filed with the SEC or sent to shareholders, as well as the adequacy of the Company's internal controls that could significantly affect the Company's financial statements

o major changes in the Company's auditing and accounting principles and practices, or in the Company's financial statements

o the auditor's independence, including the provision of non-audit services to the Company, and the fees paid to the independent auditor

o legal matters that may have a material impact on the Company's financial statements, including the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies

     The Audit Committee is responsible for recommending to the Board that the Company's financial statements be included in the Company's annual report. In connection with the audited financial statements contained in the Company's 2000 Annual Report on Form 10-K, the Audit Committee:

o discussed with PricewaterhouseCoopers LLP, the Company's independent auditors, those matters PricewaterhouseCoopers LLP communicated to and discussed with the Audit Committee under applicable auditing standards, including information concerning the scope and results of the audit;

o discussed PricewaterhouseCoopers LLP's independence with PricewaterhouseCoopers LLP and received a letter from
     PricewaterhouseCoopers LLP regarding independence as required under applicable independence standards for auditors of public companies;

o    considered    whether   the    provision   of    non-audit    services   by
     PricewaterhouseCoopers LLP is compatible with maintaining it independence; and

o reviewed and discussed, with Company management and PricewaterhouseCoopers LLP, the Company's audited consolidated balance sheets at December 31, 2000 and 1999, and consolidated statements of income and comprehensive income, stockholder's equity and cash flows for the three years ended December 31, 2000.

Based on the discussions with PricewaterhouseCoopers LLP concerning the audit, the independence discussions, and the financial statement review, and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the Company's Annual Report on Form 10-K include these financial statements.


                           AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS


                           Wendell G. Van Auken
                           William F. Zuendt
                           Monte Zweben

COMPARISON OF TOTAL CUMULATIVE STOCKHOLDER RETURN

     The following graph sets forth the Company's total cumulative stockholder return as compared to the Standard & Poor's 500 Index and the Nasdaq Computer & Data Processing Index for the period December 31, 1995 through December 31, 2000. Total stockholder return assumes $100 invested at the beginning of the period in the Common Stock of the Company, the stock represented in the Standard & Poor's 500 Index and the stocks represented in the Nasdaq Computer & Data Processing Index, respectively.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                 Among Advent Software, Inc., the S&P 500 Index and the Nasdaq Computer & Data Processing Index


                              [chart appears here]

                                                              Cumulative Total Return
                                   -----------------------------------------------------------------------------
                                       12/95        12/96        12/97        12/98        12/99         12/00
                                   -----------    ---------     --------    --------      -------       --------
Advent Software, Inc.                  100.00      171.13       161.27       265.49        544.55        677.12
S&P 500                                100.00      122.96       163.98       210.84        255.22        231.98
Nasdaq Computer & Data Processing      100.00      123.41       151.61       270.52        594.39        274.91
----------

* $100 invested on 12/31/95 in Stock or Index including reinvestment of dividends. Fiscal year ending December 31.

THE INFORMATION CONTAINED IN THE STOCK PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE FILED WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

                                  OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Company may recommend.

     It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy card in the envelope which has been enclosed.

                             THE BOARD OF DIRECTORS

San Francisco, California
March 26, 2001

                                   APPENDIX A

                             AUDIT COMMITTEE CHARTER

The Audit Committee's purpose is to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's external auditors.

The Audit Committee shall be comprised of three or more directors appointed by the Board who, in the opinion of the Board, meet the independence and experience requirements of the Securities and Exchange Commission.

The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the committee or to meet with any members of, or consultants to, the committee.

The Audit Committee shall make regular reports to the Board.

The Audit Committee shall:

1. Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

2. Review, before release, the audited financial statements and Management's Discussion and Analysis in the Company's Annual Report on Form 10-K with management and the independent auditor, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

3. Review, before release, with management and the independent auditor, the operating results in the Company's quarterly earnings release.

4. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

5. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor or management.

6. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

7.   Review the fees paid to the independent auditor.

8. Receive annual reports from the independent auditor regarding the auditor's independence, including the provision of non-audit services to the Company, discuss such reports with the auditor, and if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

9. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

10. Review with the independent auditor any problems of difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter.

11. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

12. Review with the Company's general counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquires received from regulators or governmental agencies.

13. Meet at least annually with the chief financial officer and the independent auditor in separate executive sessions.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

                                     PROXY

                             ADVENT SOFTWARE, INC.

                 PROXY FOR 2001 ANNUAL MEETING OF STOCKHOLDERS

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of ADVENT SOFTWARE, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 26, 2001 and hereby appoints Stephanie G. DiMarco and Irv H. Lichtenwald, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2001 Annual Meeting of Stockholders of ADVENT SOFTWARE, INC. to be held on Thursday, May 3, 2001 at 10:00 a.m., local time, at its corporate offices located at 301 Brannan Street, San Francisco, California and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse side.

A majority of such attorneys or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall represent and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

----------------                                                ----------------
SEE REVERSE SIDE   CONTINUED AND TO BE SIGNED ON REVERSE SIDE   SEE REVERSE SIDE
----------------                                                ----------------

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE


1. ELECTION OF DIRECTORS.
   Nominees: (01) Peter M. Caswell, (02) Stephanie G. DiMarco,
   (03) Frank H. Robinson, (04) Wendell G. Van Auken,
   (05) William F. Zuendt, (06) Monte Zweben

                FOR             AGAINST
                [ ]               [ ]

   [ ] ______________________________________
       For all nominees except as noted above

2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for 2001.

                FOR             AGAINST         ABSTAIN
                [ ]               [ ]             [ ]


MARK HERE IF YOU PLAN TO ATTEND THE MEETING                     [ ]

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                   [ ]


Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized person.

Signature:________________ Date:__________ Signature:_______________ Date:______